Exhibit 23.3

June 14th, 2024

To: Star Fashion Culture Holdings Limited (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (i) the proposed initial public offering (the “Offering”) of certain number of Class A ordinary shares of the Company (the “Class A Ordinary Shares ”) , by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering and (ii) the proposed listing of the Company’s Class A Ordinary Shares on the NASDAQ Capital Market (the “Listing”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents, corporate records, certificates, approvals and other instruments as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth (collectively “Documents” and each a “Document”), provided to us by the Company or the PRC Entities (as defined below). Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant PRC Government Agencies (as defined below), the Company, the PRC Entities and appropriate representatives of the Company and the PRC Entities. In delivering this opinion, we have made the following assumptions:

(a)	that all Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine;

(b)	that all Documents of or in connection with the PRC Entities (as defined in the below) as they were presented to us are true, accurate, complete;

(c)	that all Documents which have been presented to us still exist, remain in full force and effect as of the date hereof and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all Documents that have been provided to us by the Company and the PRC Entities, including all factual statements in the Documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant officials of the PRC Government Agencies, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(e)	that all parties to the Documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the PRC Laws.

Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Entities or the rendering of this opinion.

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each Document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the PRC Laws and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“CAC”	Means the Cyberspace Administration of China.

“PRC Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Entities”	means Xiamen Xingshu Shandian Culture Media Co., Ltd. and Xiamen Star Fashion Culture Media Co., Ltd., each of which is a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, which were promulgated by the CSRC on February 17, 2023 and became effective on March 31, 2023.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Offering or the Listing. However, subject to the interpretation and application of PRC Laws and future PRC laws and regulations, there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

2.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

3.	To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Regulations” and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by the PRC Laws, are true, accurate and correct in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

4.	To the best of our knowledge after due and reasonable inquiry and as confirmed by the Company, as of the date of this opinion, neither the Company nor the PRC Entities are subject to cybersecurity review with CAC with respect to the Offering and Listing or to conduct business operations in China, given that, as of the date of this opinion, (i) the Company and the PRC Entities do not operate any online platforms or collect personal information through any online platforms in business operations, (ii) the Company and the PRC Entities have not been notified by any PRC Government Agencies of being classified as critical information infrastructure operators, and (iii) the Company and the PRC Entities have not been involved in any investigations initiated by the CAC or any other PRC Government Agencies, nor have they received any inquiry, notice, warning, or sanction in such respect.

5.	Based on our understanding of the relevant PRC Laws, the Offering and the Listing will be identified as an indirect overseas issuance and listing by CSRC, and the Company shall fulfill the filing procedure with the CSRC before the Listing as per requirement of the Trial Measures. The Company has submitted the filing materials to the CSRC to fulfil the filing procedure accordingly and has obtained the filing notice from the CSRC on March 7, 2024.

6.	To the best of our knowledge after due and reasonable inquiry and as confirmed by the Company, as of the date of this opinion, each of the PRC Entities has obtained all necessary licenses required from relevant PRC Government Agencies to conduct its current business in the PRC.

The foregoing opinion is further subject to the following qualifications:

(a)	this opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above;

(b)	this opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter;

(d)	this opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final view and opinion of competent PRC Governmental Agencies, and there can be no assurance that the PRC Government Agencies will ultimately take a view that is not contrary to our opinion stated above; and

(e)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the view and opinion of any competent PRC Governmental Agencies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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